Exhibit 23.1








                           INDEPENDENT ACCOUNTANTS' CONSENT


          The Board of Directors
          Century Telephone Enterprises, Inc.


          We consent to the use of our report dated February 6, 1995, on the consolidated financial statements of Century Telephone
          Enterprises, Inc. and Subsidiaries and the related financial statement schedule as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated herein by reference. Our report refers to changes in the accounting for income taxes and postretirement benefits other than pensions in 1992.


          KPMG PEAT MARWICK LLP

          /s/ KPMG PEAT MARWICK LLP

          Shreveport, Louisiana
          June 6, 1995